ITC HOLDINGS CORP. CORPORATE ORGANIZATION CHART



ITC HOLDINGS CORP.
METC GP Holdings, Inc.
International Transmission Company d/b/a ITCTransmission
ITC Equipment, LLC
ITC Midwest LLC
ITC Grid Development, LLC
ITC Green Power Express LLC
New York Transmission Holdings Corp. **
METC GP Holdings II, LLC
METC LP Holdings I, Inc. *
METC LP Holdings II, Inc. *
METC LP Holdings III, Inc. *
METC LP Holdings IV, Inc. *
METC LP Holdings V, Inc. *
Green Power Express LLC *
Conjunction LLC **
Green Power Express LP *
Empire Connection LLC **
Michigan Transco Holdings, L.P.
ITC Panhandle Transmission, LLC
ITC Great Plains, LLC
Michigan Electric Transmission Company, LLC

All entities are organized in the State of Michigan, except:
* Entities organized in the State of Delaware
** Entities organized in the State of New York